Exhibit 97
EVOLV TECHNOLOGIES HOLDINGS, INC.

EXECUTIVE OFFICER COMPENSATION RECOVERY POLICY

(Adopted and approved on January 21, 2025
and effective as of January 21, 2025)

1.Purpose

Evolv Technologies Holdings, Inc. (collectively with its subsidiaries, the “Company”) is committed to promoting high standards of honest and ethical business conduct and compliance with applicable laws, rules and regulations. As part of this commitment, the Company has adopted this Compensation Recovery Policy (this “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the ”Exchange Act”) and explains when the Company will be required or authorized, as applicable, to seek recovery of Incentive Compensation awarded or paid to a Covered Person. Please refer to Exhibit A attached hereto (the “Definitions Exhibit”) for the definitions of capitalized terms used throughout this Policy.

2.Restatements

In the event of a Restatement, the Company will seek to recover, reasonably promptly, all Recoverable Incentive Compensation from a Covered Person. Such recovery, in the case of a Restatement, will be made without regard to any individual knowledge or responsibility related to the Restatement or the Recoverable Incentive Compensation. Notwithstanding the foregoing, if the Company is required to undertake a Restatement, the Company will not be required to recover the Recoverable Incentive Compensation if the Compensation Committee determines it Impracticable to do so, after exercising a normal due process review of all the relevant facts and circumstances.

If such Recoverable Incentive Compensation was not awarded or paid on a formulaic basis, the Company will seek to recover the amount that the Compensation Committee determines in good faith should be recouped.

3.Non-Restatement Related Miscalculations

In the event of a     Non-Restatement Related Miscalculation, the Company may, at the direction of the Compensation Committee, seek recovery of all or a portion of the Recoverable Incentive Compensation awarded or paid to the Covered Person for the Applicable Period in which the miscalculation occurred. In addition, the Company may, at the direction of the Compensation Committee, conclude that any unpaid or unvested Incentive Compensation has not been earned and must be forfeited.

4.Legal and Compliance Violations

Compliance with the law and the Company’s Code of Business Conduct and Ethics and other corporate policies is a pre-condition to earning Incentive Compensation. If the Company in its sole discretion concludes that a Covered Person (1) has engaged in Misconduct; or (2) was aware of or willfully blind to Misconduct that occurred in an area over which the Covered Person had supervisory authority, the Company may, at the direction of the Compensation Committee, seek recovery of all or a portion of the Recoverable Incentive Compensation awarded or paid to the Covered Person for the Applicable Period in which the violation occurred. In addition, the Company may, at the direction of the Compensation Committee, conclude that any unpaid or unvested Incentive Compensation has not been earned and must be forfeited.

In the event of Misconduct (whether or not in connection with a Restatement), the Company may seek recovery of Recoverable Incentive Compensation even if the Misconduct did not result in an award or payment greater than would have been awarded or paid absent the Misconduct.

In the event of Misconduct, in determining whether to seek recovery and the amount, if any, by which the payment or award should be reduced, the Compensation Committee may consider—among other things—the seriousness of the Misconduct, whether the Covered Person was unjustly enriched, whether seeking the recovery would prejudice the Company’s interests in any way, including in a proceeding or investigation, and any other factors it deems relevant to the determination.

5.Other Actions

The Compensation Committee may, subject to applicable law, seek recovery in the manner it chooses, including by seeking reimbursement from the Covered Person of all or part of the compensation awarded or paid, by electing to withhold unpaid compensation, by set-off, or by rescinding or canceling unvested stock.

In the reasonable exercise of its business judgment under this Policy, the Compensation Committee may in its sole discretion determine whether and to what extent additional action is appropriate to address the circumstances surrounding a Restatement, a Non-Restatement Related Miscalculation, or Misconduct to minimize the likelihood of any recurrence and to impose such other discipline as it deems appropriate.

6.No Indemnification or Reimbursement

Notwithstanding the terms of any other policy, program, agreement or arrangement, in no event will the Company or any of its affiliates indemnify or reimburse a Covered Person for any loss under this Policy and in no event will the Company or any of its affiliates pay premiums on any insurance policy that would cover a Covered Person’s potential obligations with respect to Recoverable Incentive Compensation under this Policy.

7.Administration of Policy

The Compensation Committee will have full authority to administer this Policy. The Compensation Committee will, subject to the provisions of this Policy and Rule 10D-1 of the Exchange Act, and the Company’s applicable exchange listing standards, make such determinations and interpretations and take such actions in connection with this Policy as it deems necessary, appropriate or advisable. All determinations and interpretations made by the Compensation Committee will be final, binding and conclusive.

8.Other Claims and Rights

The remedies under this Policy are in addition to, and not in lieu of, any legal and equitable claims the Company or any of its affiliates may have or any actions that may be imposed by law enforcement agencies, regulators, administrative bodies, or other authorities. Further, the exercise by the Compensation Committee of any rights pursuant to this Policy will not impact any other rights that the Company or any of its affiliates may have with respect to any Covered Person subject to this Policy.

9.Acknowledgement by Covered Persons; Condition to Eligibility for Incentive Compensation

The Company will provide notice and seek acknowledgement of this Policy from each Covered Person, provided that the failure to provide such notice or obtain such acknowledgement will have no impact on the applicability or enforceability of this Policy. After the Effective Date, the Company must be in receipt of a Covered Person's acknowledgement as a condition to such Covered Person’s eligibility to receive Incentive Compensation. All Incentive Compensation subject to this Policy will not be earned, even if already paid, until this Policy ceases to apply to such Incentive Compensation and any other vesting conditions applicable to such Incentive Compensation are satisfied.

10.Amendment; Termination

The Board or the Compensation Committee may amend or terminate this Policy at any time.

11.Effectiveness

Except as otherwise determined in writing by the Compensation Committee, this Policy will apply to any Incentive Compensation that (a) in the case of any Restatement, is Received by a Covered Person on or after the Effective Date, and (b) in the case of any Non-Restatement Related Miscalculation or Misconduct, is awarded or paid to a Covered Person on or after the Effective Date. Further, as of the Effective Date, this Policy amends and supersedes in their entirety any prior Policy for Recovery of Erroneously Awarded Compensation Policy and any recoupment provisions which appear in a Covered Person’s equity award agreements or otherwise (the “Prior Policies”). Notwithstanding the foregoing, the Prior Policies shall remain in full force and effect as to any compensation that, without the existence, and satisfaction, of conditions as set forth in the Prior Policies, may otherwise have been deemed earned prior to the Effective Date. This Policy will survive and continue notwithstanding any termination of a Covered Person’s employment with the Company and its affiliates.

12.Successors

This Policy shall be binding and enforceable against all Covered Persons and their successors, beneficiaries, heirs, executors, administrators, or other legal representatives.

13.Governing Law

To the extent not preempted by U.S. federal law, this Policy will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to principles of conflict of laws.

Exhibit A
EVOLV TECHNOLOGIES HOLDINGS, INC.
COMPENSATION RECOVERY POLICY
DEFINITIONS EXHIBIT
“Applicable Period” means (a) in the case of any Restatement, the three completed fiscal years of the Company immediately preceding the earlier of (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes (or reasonably should have concluded) that a Restatement is required or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement, and (b) in the case of any Non-Restatement Related Miscalculation or Misconduct, such period as the Compensation Committee or Board determines to be appropriate in light of the scope and nature of the Non-Restatement Related Miscalculation or Misconduct. The “Applicable Period” also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence.

“Board” means the Board of Directors of the Company.

“Compensation Committee” means the Company’s committee of independent directors responsible for executive compensation decisions, or in the absence of such a committee, a majority of the independent directors serving on the Board.

“Covered Person” means (a) in the case of any Restatement, any person who is, or was at any time, during the Applicable Period, an Executive Officer of the Company, and (b) in the case of any Non-Restatement Related Miscalculation or Misconduct, any person who was an Executive Officer or an employee of the Company eligible to receive Incentive Compensation under the Company’s compensation policies and practices at the time of the Non-Restatement Related Miscalculation or Misconduct. For the avoidance of doubt, a Covered Person may include a former Executive Officer that left the Company, retired, or transitioned to an employee role (including after serving as an Executive Officer in an interim capacity) during the Applicable Period.

"Effective Date” means January 21, 2025.

“Executive Officer” means the Company’s president, principal executive officer, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person (including an officer of the Company’s parent(s) or subsidiaries) who performs similar policy-making functions for the Company.

“Financial Reporting Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements (including, but not limited to, “non-GAAP” financial measures, such as those appearing in the Company’s earnings releases or Management Discussion and Analysis), and any measure that is derived wholly or in part from such measure. Stock price and total shareholder return (and any measures derived wholly or in part therefrom) shall be considered Financial Reporting Measures.

“Impracticable.” The Compensation Committee may determine in good faith that recovery of Recoverable Incentive Compensation is “Impracticable” (a) in the case of any Restatement, if: (i) pursuing such recovery would violate home country law of the jurisdiction of incorporation of the Company where that law was adopted prior to November 28, 2022 and the Company provides an opinion of home country counsel to that effect acceptable to the

Company’s applicable listing exchange; (ii) the direct expense paid to a third party to assist in enforcing this Policy would exceed the Recoverable Incentive Compensation and the Company has (A) made a reasonable attempt to recover such amounts and (B) provided documentation of such attempts to recover to the Company’s applicable listing exchange; or (iii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and (b) in the case of any Non-Restatement Related Miscalculation or Misconduct, in its sole discretion, in light of the scope and nature of the Non-Restatement Related Miscalculation or Misconduct.

“Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive Compensation does not include any base salaries (except with respect to any salary increases earned wholly or in part based on the attainment of a Financial Reporting Measure performance goal); bonuses paid solely at the discretion of the Compensation Committee or Board that are not paid from a “bonus pool” that is determined by satisfying a Financial Reporting Measure performance goal; bonuses paid solely upon satisfying one or more subjective standards and/or completion of a specified employment period; non-equity incentive plan awards earned solely upon satisfying one or more strategic measures or operational measures; and equity awards that vest solely based on the passage of time and/or attaining one or more non-Financial Reporting Measures. Notwithstanding the foregoing, in the case of any Non-Restatement Related Miscalculation or Misconduct, Incentive Compensation will include all forms of cash and equity incentive compensation, including, without limitation, cash bonuses and equity awards that are received or vest solely based on the passage of time and/or attaining one or more non-Financial Reporting Measures.

“Misconduct” (whether or not in connection with a Restatement) means a Covered Person’s (i) conduct constituting fraud, embezzlement, or illegal misconduct in connection with the performance of the Covered Person’s duties; (ii) the commission of, or voluntary and freely given confession to, or plea of guilty or nolo contendere to, a crime which constitutes a felony (other than a traffic violation), an indictment that results in material injury to the Company’s property, operation, or reputation, or a misdemeanor involving moral turpitude; (iii) the willful failure to perform the Covered Person’s employment duties or obligations (except resulting from incapacity or illness) as reasonably and lawfully directed by the Company that continues after (A) the Company or its duly authorized designee delivers a written notice to the Covered Employee describing such willful failure, and (B) the Covered Person has failed to cure or take substantial steps to cure such willful failure after a reasonable time period as determined by the Company in its reasonable discretion (not to be less than 30 days); (iv) willful misconduct or gross negligence that is materially injurious to the business, reputation or property of the Company; (v) alcohol or substance abuse that materially interferes with the performance of the Covered Person’s duties or obligations; (vi) repeated absence from work (either in-person or remote) during normal business hours for reasons other than permitted absence; (vii) violation of the Covered Person’s Non-Competition, Non-Solicitation, Non-Disclosure, and Intellectual Property Agreement or other similar agreement containing restrictive covenants in favor of the Company; and (viii) repeated violation of any of the material policies or practices of the Company (including, but not limited to, discrimination or harassment), or a single serious violation of such policies or practices which the Company, in its discretion, determines is materially injurious to the business or reputation of the Company. Except where the context otherwise requires, the term “Company” includes any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a significant interest, as determined by the Compensation Committee or the Board.

"Non-Restatement Related Miscalculation” means a miscalculation that results in an overpayment of Incentive Compensation, which is not related to a Restatement.

“Received.” Incentive Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period.

“Recoverable Incentive Compensation” means (a) in the case of any Restatement, the amount of any Incentive Compensation (calculated on a pre-tax basis) Received by a Covered Person during the Applicable Period that is in excess of the amount that otherwise would have been Received if the calculation were based on the Restatement, (b) in the case of any Non-Restatement Related Miscalculation, the amount of any Incentive Compensation (calculated on a pre-tax basis) Received by a Covered Person during the Applicable Period that is in excess of the amount that otherwise would have been Received if the Incentive Compensation was correctly calculated, and (c) in the case of any Misconduct, the amount of any Incentive Compensation (calculated on a pre-tax basis) awarded or paid to a Covered Person during the Applicable Period that the Compensation Committee determines, in its sole discretion, to be appropriate in light of the scope and nature of the Misconduct. For the avoidance of doubt, in the case of any Restatement, Recoverable Incentive Compensation does not include any Incentive Compensation Received by a person (i) before such person began service in a position or capacity meeting the definition of an Executive Officer, (ii) who did not serve as an Executive Officer at any time during the performance period for that Incentive Compensation, or (iii) during any period the Company did not have a class of its securities listed on a national securities exchange or a national securities association. For Incentive Compensation based on (or derived from) stock price or total shareholder return where the amount of Recoverable Incentive Compensation is not subject to mathematical recalculation directly from the information in the applicable Restatement, the amount will be determined by the Compensation Committee based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive Compensation was Received (in which case, the Company will maintain documentation of such determination of that reasonable estimate and provide such documentation to the Company’s applicable listing exchange).

“Restatement” means an accounting restatement of any of the Company’s financial statements filed with the Securities and Exchange Commission under the Exchange Act, or the Securities Act of 1933, as amended, due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, regardless of whether the Company or Covered Person misconduct was the cause for such restatement. “Restatement” includes any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as “Big R” restatements), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as “little r” restatements).